UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 31, 2012

The Spectranetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19711	84-0997049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9965 Federal Drive
Colorado Springs, Colorado 80921
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (719) 633-8333

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    As disclosed in the Proxy Statement, dated April 17, 2012, of The Spectranetics Corporation (the “Company”), David G. Blackburn did not stand for re-election to the Company's Board of Directors (the “Board”) at the Company's annual meeting of stockholders held on May 31, 2012. Accordingly, Mr. Blackburn's service as a member of the Board and committees of the Board ended on May 31, 2012.

(d)     Effective May 31, 2012, the Board appointed B. Kristine Johnson to the Board. There are no arrangements or understandings between Ms. Johnson and any other person pursuant to which she was appointed as a director of the Company.

Ms. Johnson will serve on the Nominating and Corporate Governance committee of the Board effective May 31, 2012.

Pursuant to the Company's 2006 Incentive Award Plan, as amended, upon appointment to the Board, Ms. Johnson will receive an initial grant of a number of shares of restricted stock calculated by dividing (x) $60,000 by (y) the fair market value of a share of stock on the date of her appointment. In addition, Ms. Johnson will receive an annual restricted stock grant calculated using the same formula, beginning at the first annual meeting of stockholders following her appointment. Each grant of restricted stock will vest in full on the one-year anniversary of the date of grant. Ms. Johnson will receive an annual retainer of $30,000, paid quarterly. Board meeting fees of $500 will be paid for special telephonic meetings; $1,000 will be paid for telephonic meetings with an agenda; and $1,500 will be paid for in-person meetings of the Board. Ms. Johnson will also receive an annual retainer of $2,000 for her service on the Nominating and Corporate Governance committee. Board members are also reimbursed for expenses associated with their attendance at Board meetings and committee meetings.

A copy of the press release announcing the appointment of Ms. Johnson is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press release issued by The Spectranetics Corporation on June 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPECTRANETICS CORPORATION
(registrant)

Date:	June 1, 2012	By:	/s/ Roger Wertheimer
Roger Wertheimer
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.

99.1         Press release issued by The Spectranetics Corporation on June 1, 2012.

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